UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G A/1

UNDER THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.1)

_Famous Dave’s of America, Inc.
(Name of Issuer)

Common Shares
__________________________
(Title of Class of Securities)

307068106
______________________________________________
(CUSIP Number)

December 31, 2014
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐	Rule 13d-1(b)
☑	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 307068106		13G A/1
1		NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON	Debello Investors LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION	Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	17,193
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	17,193
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	17,193

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAINSHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW	0.24%
12		TYPE OF REPORTING PERSON	OO

CUSIP NO. 307068106		13G A/1
1		NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON	Wexford Select Equities LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION	Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	0
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	0

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAINSHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW	0.00%
12		TYPE OF REPORTING PERSON	OO

CUSIP NO. 307068106		13G A/1
1		NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON	Wexford Focused Investors LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION	Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	26,522
	6	SHARED VOTING POWER
	7	SOLE DISPOSITIVE POWER	26,522
	8	SHARED DISPOSITIVE POWER
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	26,522

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAINSHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW	0.37%
12		TYPE OF REPORTING PERSON	OO

CUSIP NO. 307068106		13G A/1
1		NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON	Wexford Spectrum Investors LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION	Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	667,010
	6	SHARED VOTING POWER
	7	SOLE DISPOSITIVE POWER	667,010
	8	SHARED DISPOSITIVE POWER
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	667,010

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAINSHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW	9.34%
12		TYPE OF REPORTING PERSON	OO

CUSIP NO. 307068106		13G A/1
1		NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON	Wexford Capital LP
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION	Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	710,725
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	710,725
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	710,725
.
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAINSHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW	9.95%
12		TYPE OF REPORTING PERSON	PN

CUSIP NO. 307068106		13G A/1
1		NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON	Wexford GP LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION	Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	710,725
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	710,725
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	710,725

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAINSHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW	9.95%
12		TYPE OF REPORTING PERSON	OO

CUSIP NO. 307068106		13G A/1
1		NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON	Charles E. Davidson
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION	United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	710,725
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	710,725
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	710,725

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAINSHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW	9.95%
12		TYPE OF REPORTING PERSON	IN

CUSIP NO. 307068106		13G A/1
1		NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON	Joseph M. Jacobs
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION	United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	710,725
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	710,725
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	710,725

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAINSHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW	9.95%
12		TYPE OF REPORTING PERSON	IN

This Amendment No. 1 (this “Amendment”) modifies and supplements the 13G initially filed on March 28, 2014 (the “Statement”), with respect to the common stock, $0.01 par value per share (the “Common Stock”), of Famous Dave’s of America, Inc., a Minnesota corporation (the “Company”). Except to the extent supplemented by the information contained in this Amendment, the Statement, as amended as provided herein, remains in full force and effect. Capitalized terms used herein without definition have the respective meanings ascribed to them in the Statement.

Item 4 should be deleted in its entirety and replaced with the following:

Item 4.	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. [Information set forth below is on the basis of 7,143,552 shares of common stock issued and outstanding as of October 31, 2014, as reported by the Issuer in the Form 10-Q filed by the Issuer on filed November 7, 2014.]

(i) Debello Investors LLC.
(a)	Amount beneficially owned: 17,193
(b)	Percent of class: 0.24%
(c)	Number of shares to which the person has:
(i)	Sole power to vote or to direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 17,193
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 17,193

(ii) Wexford Select Equities LLC
(a)	Amount beneficially owned: 0.00
(b)	Percent of class: 0.00%
(c)	Number of shares to which the person has:
(i)	Sole power to vote or to direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 0.00
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 0.00

(iii) Wexford Focused Investors LLC
(a)	Amount beneficially owned: 26,522
(b)	Percent of class: 0.37%
(c)	Number of shares to which the person has: 26,522
(i)	Sole power to vote or to direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 26,522
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 26,522

(iv) Wexford Spectrum Investors LLC
(a)	Amount beneficially owned: 667,010
(b)	Percent of class: 9.34%
(c)	Number of shares to which the person has: 667,010
(i)	Sole power to vote or to direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 667,010
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 667,010

(v) Wexford Capital LP
(a)	Amount beneficially owned: 710,725
(b)	Percent of class: 9.95%
(c)	Number of shares to which the person has:
(i)	Sole power to vote or to direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 710,725
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 710,725

(vi) Wexford GP LLC
(a)	Amount beneficially owned: 710,725
(b)	Percent of class: 9.95%
(c)	Number of shares to which the person has:
(i)	Sole power to vote or to direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 710,725
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 710,725

(vii) Charles E. Davidson
(a)	Amount beneficially owned: 710,725
(b)	Percent of class: 9.95%
(c)	Number of shares to which the person has:
(i)	Sole power to vote or to direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 710,725
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 710,725

(viii) Joseph M. Jacobs
(a)	Amount beneficially owned: 710,725
(b)	Percent of class: 9.95%
(c)	Number of shares to which the person has:
(i)	Sole power to vote or to direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 710,725
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 710,725

Wexford Capital LP (“Wexford Capital”) may, by reason of its status as manager of Debello Investors LLC (“DILL”), Wexford Select Equities LLC (“WSE”), Wexford Focused Investors LLC (“WFI”) and Wexford Spectrum Investors LLC (“WSI”, and together DILL, WSE and WFI, the “Funds”), be deemed to own beneficially the securities of which the Funds possess beneficial ownership. Wexford GP LLC (“Wexford GP”) may, as the General Partner of Wexford Capital, be deemed to own beneficially the securities of which the Funds possess beneficial ownership. Each of Charles E. Davidson (“Davidson”) and Joseph M. Jacobs (“Jacobs”) may, by reason of his status as a controlling person of Wexford GP, be deemed to own beneficially the securities of which the Funds possess beneficial ownership. Each of Wexford Capital, Wexford GP, Davidson and Jacobs share the power to vote and to dispose of the securities beneficially owned by the Funds.  Each of Wexford Capital, Wexford GP, Davidson and Jacobs disclaim beneficial ownership of the securities owned by the Funds and this report shall not be deemed as an admission that they are the beneficial owners of such securities except, in the case of Davidson and Jacobs, to the extent of their respective interests in the members of the Funds.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 16, 2015
Company Name

DEBELLO INVESTORS LLC

By:         /s/ Arthur Amron
Name:    Arthur Amron
Title:      Vice President and Assistant Secretary

WEXFORD SELECT EQUITIES LLC

By:         /s/ Arthur Amron
Name:    Arthur Amron
Title:      Vice President and Assistant Secretary

WEXFORD FOCUSED INVESTORS LLC

	By:	/s/ Arthur Amron
	Name:	Arthur Amron
	Title:	Vice President and Assistant Secretary

WEXFORD SPECTRUM INVESTORS LLC

	By:	/s/ Arthur Amron
	Name:	Arthur Amron
	Title:	Vice President and Assistant Secretary

WEXFORD CAPITAL LP
	By:	Wexford GP LLC, its General Partner

	By:	/s/ Arthur Amron
	Name:	Arthur Amron
	Title:	Vice President and Assistant Secretary

WEXFORD GP LLC

	By:	/s/ Arthur Amron
	Name:	Arthur Amron
	Title:	Vice President and Assistant Secretary

/s/ Joseph M. Jacobs
JOSEPH M. JACOBS

/s/ Charles E. Davidson
CHARLES E. DAVIDSON